                                                                  CONFORMED COPY


                          AGREEMENT AND PLAN OF MERGER


                                     AMONG


                                 OWENS CORNING,


                                  SIERRA CORP.


                                      AND


                             FIBREBOARD CORPORATION


                            DATED AS OF MAY 27, 1997

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                                   ARTICLE I
              THE OFFER..................................................     1
SECTION 1.1   The Offer..................................................     1
SECTION 1.2   Company Actions............................................     3

                                  ARTICLE II
              THE MERGER.................................................     5
SECTION 2.1   The Merger.................................................     5
SECTION 2.2   Closing....................................................     5
SECTION 2.3   Effective Time.............................................     5
SECTION 2.4   Effects of the Merger......................................     6
SECTION 2.5   Certificate of Incorporation and By-laws;
                Officers and Directors...................................     6

                                  ARTICLE III
              EFFECT OF THE MERGER ON THE STOCK OF THE
                CONSTITUENT CORPORATIONS; SURRENDER OF CERTIFICATES......     7
SECTION 3.1   Effect on Stock............................................     7
SECTION 3.2   Surrender of Certificates..................................     8

                                  ARTICLE IV
              REPRESENTATIONS AND WARRANTIES OF THE COMPANY..............    10
SECTION 4.1   Organization...............................................    10
SECTION 4.2   Subsidiaries...............................................    11
SECTION 4.3   Capital Structure..........................................    11
SECTION 4.4   Authority..................................................    12
SECTION 4.5   Consent and Approvals; No Violations.......................    12
SECTION 4.6   SEC Documents and Other Reports............................    14
SECTION 4.7   Absence of Material Adverse Change.........................    14
SECTION 4.8   Information Supplied.......................................    15
SECTION 4.9   Compliance with Laws.......................................    16
SECTION 4.10  Tax Matters................................................    16
SECTION 4.11  Liabilities................................................    18
SECTION 4.12  Benefit Plans; Employees and Employment Practices..........    18
SECTION 4.13  Litigation.................................................    21
SECTION 4.14  Environmental Matters......................................    21
SECTION 4.15  Certain Agreements.........................................    22
SECTION 4.16  Asbestos Litigation Matters................................    22
SECTION 4.17  State Takeover Statutes; Charter Provisions;
                Rights Agreement.........................................    24
SECTION 4.18  Brokers....................................................    24

                                                                            Page
                                                                            ----
                                   ARTICLE V
              REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB...........    25
SECTION 5.1   Organization...............................................    25
SECTION 5.2   Authority..................................................    25
SECTION 5.3   Consents and Approvals; No Violations......................    25
SECTION 5.4   Information Supplied.......................................    27
SECTION 5.5   Interim Operations of Sub..................................    27
SECTION 5.6   Brokers....................................................    28
SECTION 5.7   Financing..................................................    28

                                  ARTICLE VI
              COVENANTS RELATING TO CONDUCT OF BUSINESS..................    28
SECTION 6.1   Conduct of Business by the Company Pending
                the Merger...............................................    28
SECTION 6.2   No Solicitation............................................    33
SECTION 6.3   Third Party Standstill Agreements..........................    35
SECTION 6.4   Disclosure to Parent.......................................    35
SECTION 6.5   Conduct of Asbestos Litigation.............................    36

                                  ARTICLE VII
              ADDITIONAL AGREEMENTS......................................    36
SECTION 7.1   Stockholder Approval; Preparation of
                Proxy Statement..........................................    36
SECTION 7.2   Access to Information......................................    38
SECTION 7.3   Fees and Expenses..........................................    38
SECTION 7.4   Options....................................................    39
SECTION 7.5   Public Announcements.......................................    40
SECTION 7.6   Real Estate Transfer Tax...................................    40
SECTION 7.7   State Takeover Laws........................................    41
SECTION 7.8   Indemnification; Directors and Officers
                  Insurance..............................................    41
SECTION 7.9   Notification of Certain Matters............................    41
SECTION 7.10  Board of Directors.........................................    42
SECTION 7.11  Reasonable Best Efforts....................................    43
SECTION 7.12  Certain Litigation.........................................    44
SECTION 7.13  Employee Benefits..........................................    44
SECTION 7.14  Severance Policy and Other Agreements......................    45
SECTION 7.15  1997 Bonus.................................................    45
SECTION 7.16  Credit for Deductibles.....................................    45
SECTION 7.17  401(k)/Profit Sharing Contributions for 1997...............    46

                                 ARTICLE VIII
              CONDITIONS PRECEDENT.......................................    46
SECTION 8.1   Conditions to Each Party's Obligation to
                Effect the Merger........................................    46


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                                  ARTICLE IX
              TERMINATION AND AMENDMENT..................................    47
SECTION 9.1   Termination................................................    49
SECTION 9.2   Effect of Termination......................................    49
SECTION 9.3   Amendment..................................................    49
SECTION 9.4   Extension; Waiver..........................................    49

                                   ARTICLE X
              GENERAL PROVISIONS.........................................    50
SECTION 10.1  Non-Survival of Representations and
                Warranties and Agreements................................    50
SECTION 10.2  Notices....................................................    50
SECTION 10.3  Interpretation.............................................    51
SECTION 10.4  Counterparts...............................................    51
SECTION 10.5  Entire Agreement; No Third-Party
                Beneficiaries............................................    51
SECTION 10.6  Governing Law..............................................    52
SECTION 10.7  Assignment.................................................    52
SECTION 10.8  Severability...............................................    52
SECTION 10.9  Enforcement of This Agreement..............................    52
SECTION 10.10 Obligations of Subsidiaries................................    52
SECTION 10.11 Asbestos Agreements........................................    53

Exhibit A - Conditions of the Offer

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------



     AGREEMENT AND PLAN OF MERGER, dated as of May 27, 1997 (this "Agreement"),
                                                                   ---------
among Owens Corning, a Delaware corporation ("Parent"), Sierra Corp., a Delaware
                                              ------
corporation and a wholly-owned subsidiary of Parent ("Sub"), and Fibreboard
                                                      ---
Corporation, a Delaware corporation (the "Company") (Sub and the Company being
                                          -------
hereinafter collectively referred to as the "Constituent Corporations").
                                             ------------------------


                              W I T N E S S E T H:
                              --------------------

     WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have unanimously approved the acquisition of the Company by Parent pursuant to a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") by Sub for all of the outstanding shares of Common
                -----
Stock, par value $.01 per share (the "Common Stock"), together with the related
                                      ------------
Rights (as defined in Section 4.3), of the Company, at a price of $55.00 per
                      -----------
share (the "Offer Price"), net to the seller in cash, without interest thereon,
            -----------
followed by a merger (the "Merger") of Sub with and into the Company upon the
                           ------
terms and subject to the conditions set forth herein (the shares of Common Stock subject to the Offer, together with the related Rights, are hereinafter referred to as the "Shares"); and
           ------

     WHEREAS, the Board of Directors of the Company has unanimously (i) determined that the consideration to be paid for each Share in the Offer and the Merger is fair to and in the best interests of the stockholders of the Company and (ii) approved and adopted this Agreement and the transactions contemplated hereby.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:


                                   ARTICLE I

                                   THE OFFER
                                   ---------

      SECTION 1.1  The Offer.  (a)  Provided that this Agreement shall not have
                   ---------        --------
been terminated in accordance with Section 9.1 and subject to the provisions of
                                   -----------
this Agreement, as promptly as practicable but in no event later than five business days after the date of the public announcement by Parent and the Company of this Agreement, Sub shall, and Parent shall cause Sub to, commence the Offer. The obligation of Sub to, and of Parent to cause Sub to, commence the Offer and accept for payment, and pay for, any Shares tendered pursuant to the Offer shall be subject only to the conditions set forth in Exhibit A (the "Offer Conditions") (any of which may be waived in
             ---------       ----------------
whole or in part by Sub in its sole discretion, provided that, without the prior
                                                --------
written consent of the Company, Sub shall not waive the Minimum Condition (as defined in Exhibit A)). Sub expressly reserves the right to modify the terms of
           ---------
the Offer, except that, without the prior written consent of the Company, Sub shall not (i) reduce the number of Shares to be purchased in the Offer, (ii) reduce the Offer Price, (iii) impose any conditions to the Offer in addition to the Offer Conditions or modify the Offer Conditions (other than to waive any Offer Conditions to the extent permitted by this Agreement), (iv) except as provided in the next sentence, extend the Offer, (v) change the form of consideration payable in the Offer or (vi) make any other change or modification in any of the terms of the Offer in any manner that is adverse to the holders of Shares. Notwithstanding the foregoing, Sub may, without the consent of the Company, (i) extend the Offer, if at the scheduled or extended expiration date of the Offer any of the Offer Conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable
                                         ---
to the Offer and (iii) extend the Offer for a period of up to five business days if, on any scheduled expiration date on which the Offer Conditions shall have been satisfied or waived, the number of Shares that have been validly tendered and not withdrawn represent more than 70% of the voting power of the shares of Common Stock (calculated as described in Annex A), but less than 90% of the voting power of the then issued and outstanding shares of Common Stock. Parent and Sub each agrees that Sub will not terminate the Offer between scheduled expiration dates (except in the event that this Agreement is terminated pursuant to Section 9.1) and that, in the event that Sub would otherwise be entitled to
   -----------
terminate the Offer at any scheduled expiration date thereof due to the failure of one or more of the Offer Conditions, unless this Agreement shall have been terminated pursuant to Section 9.1, Sub shall, and Parent shall cause Sub to,
                       -----------
extend the Offer until such date as the Offer Conditions have been satisfied or such later date as required by applicable law; provided, however, that nothing
                                               --------  -------
herein shall require Sub to extend the Offer beyond the Outside Date (as defined in Section 9.1). Subject to the terms and conditions of the Offer and this
   -----------
Agreement, Sub shall, and Parent shall cause Sub to, accept for payment and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer that Sub is permitted to accept for payment under applicable law, and pay for, pursuant to the Offer as soon as practicable after the expiration of the Offer. If this Agreement is terminated by either Parent or Sub or by the Company, Sub shall, and Parent shall cause Sub to, terminate promptly the Offer.

     (b) As soon as reasonably practicable on the date of commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on
Schedule 14D-1 (the "Schedule 14D-1") with respect to the Offer, which shall
                     --------------
contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule 14D-1 and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"), and Parent and Sub shall cause the Offer
              ---------------
Documents to be disseminated to holders of Shares as and to the extent required by applicable federal securities laws. Parent, Sub and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent and Sub further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the SEC or dissemination to the stockholders of the Company. Parent and Sub agree to provide the Company and its counsel any comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

     (c) Parent shall provide or cause to be provided to Sub on a timely basis all funds necessary to accept for payment, and pay for, any Shares that Sub is permitted to accept for payment under applicable law and pay for, pursuant to the Offer.

     SECTION 1.2  Company Actions.  (a)  The Company hereby approves of and
                   ---------------
consents to the Offer and represents and warrants that the Board of Directors of the Company, at a meeting duly called and held, at which all directors were present, duly and unanimously adopted resolutions approving this Agreement, the Offer and the Merger, determining that the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders and recommending that holders of Shares accept the Offer and that the Company's stockholders approve the Merger (it being understood that, notwithstanding anything in this Agreement to the contrary, if the Company's Board of Directors modifies or withdraws its recommendation in accordance with the terms of Section 6.2(b), such modification
                                               --------------
or withdrawal shall not constitute a breach of this Agreement). The Company represents and warrants that its Board of Directors has received the written opinion of Dillon, Read & Co. Inc. ("Dillon Read") that, as of the date hereof, the
                          -----------
proposed consideration to be offered to stockholders pursuant to the Offer and the Merger is fair to the Company's stockholders from a financial point of view. The Company has been authorized by Dillon Read to permit, subject to prior review and consent by Dillon Read (such consent not to be unreasonably withheld), the inclusion of such fairness opinion (or a reference thereto) in the Offer Documents and in the Schedule 14D-9 referred to below. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Company's Board of Directors described in this Section 1.2(a) (subject to
                                                   --------------
the right of the Board of Directors to modify or withdraw such recommendation in accordance with Section 6.2(b)).
                --------------

     (b) As soon as reasonably practicable on the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/ Recommendation Statement on Schedule 14D-9 with respect to the Offer (such
Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") containing
                                                   --------------
the recommendation described in Section 1.2(a) (subject to the right of the
                                --------------
Board of Directors to modify or withdraw such recommendation in accordance with

Section 6.2(b)) and shall mail a copy of the Schedule 14D-9 to the stockholders
--------------
of the Company. The Company shall cooperate with Parent in mailing or otherwise disseminating the Schedule 14D-9 with the appropriate Offer Documents to the Company's stockholders. Each of the Company, Parent and Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the SEC or dissemination to stockholders of the Company. The Company agrees to provide Parent and its counsel any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

     (c) In connection with the Offer, the Company shall cause its transfer agent to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Shares, and shall furnish to Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent or Sub may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Sub and their affiliates, associates and agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will promptly, upon request, deliver to the Company or destroy, and will use their reasonable best efforts to cause their affiliates, associates and agents to deliver or destroy, all copies of such information then in their possession or control.


                                  ARTICLE II

                                  THE MERGER
                                  ----------

      SECTION 2.1  The Merger.  Upon the terms and subject to the conditions
                   ----------
hereof, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Sub shall be merged with and into the Company at the
               ----
Effective Time (as defined in Section 2.3).  Following the Merger, the separate
                              -----------
corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and
                            ---------------------
assume all the rights and obligations of Sub and the Company in accordance with the DGCL. At the election of Parent, any direct or indirect wholly owned Subsidiary (as defined in Section 10.3) of Parent may be substituted for Sub as
                          ------------
a constituent corporation in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing.

      SECTION 2.2  Closing.  The closing of the Merger will take place at 10:00
                   -------
a.m. on a date to be specified by Parent or Sub, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VIII (the "Closing Date"), at the offices of Sidley & Austin, One
   ------------       ------------
First National Plaza, Chicago, Illinois 60603, unless another date, time or place is agreed to in writing by the parties hereto.

      SECTION 2.3  Effective Time.  The Merger shall become effective when a
                   --------------
Certificate of Merger or, if applicable, a Certificate of Ownership and Merger (each, the "Certificate of
            --------------

Merger"), executed in accordance with the relevant provisions of the DGCL, is
------
duly filed with the Secretary of State of the State of Delaware, or at such other time as Sub and the Company shall agree should be specified in the Certificate of Merger. When used in this Agreement, the term "Effective Time"
                                                               --------------
shall mean the later of the date and time at which the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or such later time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made as soon as practicable after the satisfaction or waiver of the conditions to the Merger set forth herein.

      SECTION 2.4  Effects of the Merger.  The Merger shall have the effects set
                   ---------------------
forth in the DGCL.

      SECTION 2.5  Certificate of Incorporation and By-laws; Officers and
                   ------------------------------------------------------
Directors.  (a)  The Certificate of Incorporation of the Company, as in effect
---------
immediately prior to the Effective Time, shall be amended as of the Effective Time so that (i) Article NINTH of such Certificate of Incorporation is deleted in its entirety and (ii) Article FOURTH of such Certificate of Incorporation is amended to read in its entirety as follows: "The total number of shares of all classes of stock that the corporation shall have authority to issue is 1,000 shares of Common Stock, par value $.01 per share." As so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     (b) The By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein, by the Certificate of Incorporation of the Surviving Corporation or by applicable law.

     (c) The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the next annual meeting of stockholders (or the earlier of their resignation or removal) and until their respective successors are duly elected and qualified, as the case may be.

     (d) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal and until their respective successors are duly elected and qualified, as the case may be.

                                  ARTICLE III

                    EFFECT OF THE MERGER ON THE STOCK OF THE
                    ----------------------------------------
              CONSTITUENT CORPORATIONS; SURRENDER OF CERTIFICATES
              ---------------------------------------------------

      SECTION 3.1  Effect on Stock.  As of the Effective Time, by virtue of the
                   ---------------
Merger and without any action on the part of Sub, the Company or the holders of any securities of the Constituent Corporations:

     (a)  Capital Stock of Sub.  Each issued and outstanding share of capital
          --------------------
stock of Sub shall be converted into and become one validly issued, fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

     (b)  Treasury Stock and Parent Owned Stock.  Each share of Common Stock of
          -------------------------------------
the Company (and related Right) (including, without limitation, the Shares purchased pursuant to the Offer) owned by the Company, any Subsidiary of the Company, Parent, Sub or any other Subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

     (c) Conversion of Shares.  Subject to Section 3.1(d), each holder of a
         --------------------              --------------
Share issued and outstanding (other than shares to be canceled in accordance with Section 3.1(b)), shall be canceled and become the right to receive from the
     --------------
Surviving Corporation in cash, without interest, the price paid in the Offer (the "Merger Consideration"). The Merger Consideration shall be allocated $.01
      --------------------
to the Right and the balance of the Merger Consideration to the share of Common Stock. As of the Effective Time, all such Shares shall be canceled in accordance with this paragraph, and when so canceled, shall no longer be outstanding and shall automatically be retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

     (d) Shares of Dissenting Stockholders. Notwithstanding anything in this
         ---------------------------------
Agreement to the contrary, any issued and outstanding Shares held by a person (a "Dissenting Stockholder") who has not voted in favor of or consented to the
 ----------------------
Merger and complies with all the provisions of Delaware law concerning the right of holders of Shares to require appraisal of their Shares ("Dissenting Shares")
                                                            -----------------
shall not be converted as described in Section 3.1(c), but shall become the
                                       --------------
right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Delaware law. If, after the Effective Time, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the DGCL, his Shares shall be deemed to be canceled as of the Effective Time and become the right to receive the Merger Consideration allocated as provided in Section 3.1(c). The Company shall give Parent (i)
                         --------------
prompt notice of any demands for appraisal of shares received by the Company and
(ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

      SECTION 3.2  Surrender of Certificates.  (a)  Paying Agent.  Prior to the
                   -------------------------        ------------
Effective Time, Parent shall designate a bank or trust company who shall be reasonably satisfactory to the Company to act as paying agent in the Merger (the "Paying Agent"), and on or prior to the Effective Time, Parent shall make
 ------------
available, or cause the Surviving Corporation to make available, to the Paying Agent cash in an amount necessary for the payment of the Merger Consideration as provided in Section 3.1 upon surrender of certificates representing Shares as
            -----------
part of the Merger. Funds made available to the Paying Agent shall be invested by the Paying Agent as directed by Sub or, after the Effective Time, the Surviving Corporation, provided that such investments shall only be in
                       --------
obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1 billion (it being understood that any and all interest or income earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent).

     (b)  Exchange Procedure.  As soon as reasonably practicable after the
          ------------------
Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented Shares (the "Certificates"), (i) a letter of
                                               ------------
transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration as provided in Section 3.1. Upon surrender of a Certificate for
                             -----------
cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the Shares theretofore represented by such Certificate shall have been canceled and become the right to receive pursuant to Section
                                                                     -------
3.1, and the Certificate so surrendered shall forthwith be canceled. In the
---
event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate (other than Certificates
                        -----------
representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.1. No
                                                          -----------
interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. Parent or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Parent or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code (as hereinafter defined) or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Parent or the Paying Agent.

     (c)  No Further Ownership Rights in Shares.  All cash paid upon the
          -------------------------------------
surrender of Certificates in accordance with the terms of this Article III shall
                                                               -----------
be deemed to have been paid in full satisfaction of all rights pertaining to the shares of stock theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article
                                                                     -------
III.
---

     (d)  Termination of Payment Fund.  Any portion of the funds made available
          ---------------------------
to Paying Agent to pay the Merger Consideration which remains undistributed to the holders of Shares for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Shares who have not theretofore complied with this Article III and the instructions set forth in the letter of
                   -----------
transmittal mailed to such holders after the Effective Time shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) for payment of the Merger Consideration to which they are entitled, without interest.

     (e)  No Liability.  None of Parent, Sub, the Company or the Paying Agent
          ------------
shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.


                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                 ---------------------------------------------

     The Company represents and warrants to Parent and Sub as follows:

      SECTION 4.1  Organization.  The Company and each of its Significant
                   ------------
Subsidiaries (as defined in Section 10.3) is a corporation duly organized,
                            ------------
validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have a Material Adverse Effect on the Company (as defined in Section 10.3). The Company and each of its Significant
                       ------------
Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Material Adverse Effect on the Company or prevent or result in a third party materially delaying the consummation of the Offer and/or the Merger and except as set forth in item 4.1 of the letter from the Company to Parent dated the date hereof, which letter relates to this Agreement and is designated therein as the Company Letter (the "Company Letter"). The Company has delivered
                                    --------------
to Parent complete and correct copies of its Certificate of Incorporation and By-laws and has made available to Parent the Certificate of Incorporation and By-laws (or similar organizational documents) of each of its Significant Subsidiaries.

      SECTION 4.2  Subsidiaries.  Except as set forth in item 4.2 of the Company
                   ------------
Letter and except for inactive or immaterial Subsidiaries, Exhibit 21 of the Company's Annual Report on Form 10-K for the year ended December 31, 1996 lists each Subsidiary of the Company existing as of the date hereof. Except as set forth in item 4.2 of the Company Letter, all of the outstanding shares of capital stock of each such Subsidiary are owned by the Company, by another wholly owned subsidiary of the Company or by the Company and another wholly owned subsidiary of the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), and are duly authorized, validly issued, fully paid and
                -----
nonassessable, except where the failure of such shares to be free of Liens would not reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth in item 4.2 of the Company Letter and except for the capital stock of its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture, limited liability company or other entity which is material to the business of the Company and its Subsidiaries, taken as a whole.

      SECTION 4.3  Capital Structure.  The authorized capital stock of the
                   -----------------
Company consists of 30,000,000 shares of Common Stock and 3,000,000 shares of Preferred Stock, par value $.01 per share (the "Company Preferred Stock"). At
                                                -----------------------
the close of business on May 22, 1997, (i) 8,490,020 shares of Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights, (ii) 240,379 shares of Common Stock were held by the Company in its treasury and (iii) no shares of Company Preferred Stock were issued and outstanding. As of the date of this Agreement, except for (i) the rights to purchase shares of the Series A Junior Preferred Stock (the "Rights") issued pursuant to the Rights Agreement dated as of August
            ------
25, 1988, as amended as of February 11, 1994 (as so amended, the "Rights
                                                                  ------
Agreement"), between the Company and the First National Bank of Boston, as
---------
successor rights agent, (ii) (A) stock options, stock appreciation rights and limited stock appreciation rights covering not in excess of 814,300 shares of Common Stock under the Company's 1995 Stock Incentive Plan, the Company's Restated 1988 Employee Stock Option and Rights Plan and (B) up to 246,532 shares of Common Stock subject to subscription under the Company's 1988 Employee Stock Purchase Plan (collectively, the "Company Stock Options"), (iii) awards under
                                  ---------------------
restricted stock agreements and stock unit agreements covering not in excess of 175,541 shares of Common Stock under the Company's 1995 Stock Incentive Plan and the Company's Restated 1988 Employee Stock Option and Rights Plan and (iv) a program whereby officers may elect to receive shares of Common Stock and stock units in lieu of cash upon settlement of certain outstanding phantom stock units scheduled to vest in December 1997, there are no options, warrants, calls, rights or agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any Subsidiary or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement.

     Except as set forth in the Company Filed SEC Documents (as defined in

Section 4.7) and except as set forth in item 4.3 of the Company Letter, as of
-----------
the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Subsidiary or (ii) to vote or to dispose of any shares of the capital stock of any of the Company's Subsidiaries.

      SECTION 4.4  Authority.  The Company has all requisite corporate power and
                   ---------
authority to execute and deliver this Agreement and, subject to approval by the stockholders of the Company of the Merger (if required), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to approval by the stockholders of the Company of this Agreement and the Merger (if required).
This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and
Sub) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

      SECTION 4.5  Consent and Approvals; No Violations. Except as set forth in
                   ------------------------------------
item 4.5 of the Company Letter and subject to Section 4.16, the execution and
                                              ------------
delivery by the Company of this Agreement do not, and the consummation by the Company of the transactions contemplated hereby and compliance by the Company with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, (i) any provision of the Certificate of Incorporation, By-laws or comparable organization documents of the Company or any of the Significant Subsidiaries of the Company, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement (other than, with respect to termination, agreements terminable at will or upon 90 days' or less notice by the terminating party), instrument, permit, concession, franchise or license applicable to the Company or any of its Significant Subsidiaries or
(iii) assuming all the consents, filings and registrations referred to in the next sentence are made and obtained, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Significant Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) or (iii), any such violations, defaults, rights, losses or Liens, that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company or prevent or result in a third party materially delaying the consummation of the Offer and/or the Merger. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state) or foreign court, commission, governmental body, regulatory agency, authority or tribunal (a

"Governmental Entity") is required by or with respect to the Company or any of
--------------------
its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement, except (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Anti trust Improvements Act of 1976, as amended (the "HSR Act"), and the Securities
                                                 -------
Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), (ii) the filing of the Certificate
                             ------------
of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Offer, the Merger or the other transactions contemplated by this Agreement, (iv) such filings, authorizations, orders and approvals as may be required by state takeover laws (the "State Takeover Approvals") or state
                                         ------------------------
securities or "blue sky" laws, (v) such filings as may be required in connection with the taxes described in Section 7.6, (vi) in connection, or in compliance,
                            -----------
with the provisions of the Competition Act (Canada) (the "Competition Act"),
                                                          ---------------
(vii) such
other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country in which the Company or any of its Subsidiaries conducts any business or owns any property or assets and (viii) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or prevent or result in a third party materially delaying the consummation of the Offer and/or the Merger.

      SECTION 4.6  SEC Documents and Other Reports.  The Company has filed all
                   -------------------------------
required documents with the SEC since January 1, 1995 (the "Company SEC
                                                            -----------
Documents").  Except as set forth in item 4.6 of the Company Letter, as of their
---------
respective filing dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities
                                                                      ----------
Act"), or the Exchange Act, as the case may be, each as in effect on the date so
---
filed, and at the time filed with SEC none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
Except as set forth in item 4.6 of the Company Letter, the financial statements of the Company included in the Company SEC Documents comply as of their respective dates as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

      SECTION 4.7  Absence of Material Adverse Change. Except as disclosed in
                   ----------------------------------
items 4.7 or 4.12(a) of the Company Letter or in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the "Company Filed
                                                                 -------------
SEC Documents"), since December 31, 1996, the Company and its Subsidiaries have
-------------
conducted their respective businesses in all material respects only in the ordinary course consistent with past practice, and there has not been (i) any Material Adverse

Change (as defined in Section 10.3) with respect to the Company (other than
                      ------------
changes in general economic conditions or in economic conditions affecting the industry in which the Company operates), (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock or any redemption, purchase or other acquisition of any of its capital stock,
(iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv)
(x) any granting by the Company or any of its Subsidiaries to any officer of the Company or any of its Subsidiaries of any increase in compensation, except in the ordinary course of business (including in connection with promotions) consistent with past practice or as was required under employment agreements in effect as of December 31, 1996, (y) any material change to the Company's or any of its Subsidiaries' severance or termination plans, agreements or arrangements with any of their employees, except as part of a standard employment package to any person promoted or hired (but not including the five most senior officers), or as was required under employment, severance or termination agreements in effect as of December 31, 1996, or (z) except for employment agreements in the ordinary course of business consistent with past practice with employees other than any executive officer of the Company, any entry by the Company or any of its Subsidiaries into any employment, consulting, severance, termination or indemnification agreement with any such employee or executive officer, (v) any damage, destruction or loss, whether or not covered by insurance, that would reasonably be expected to have a Material Adverse Effect on the Company, (vi) any revaluation by the Company of any of its material assets or (vii) any material change in accounting methods, principles or practices by the Company.

      SECTION 4.8  Information Supplied.  None of the information supplied or to
                   --------------------
be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the information to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the "Information Statement") or
                                                    ---------------------
(iv) the proxy statement (together with any amendments or supplements thereto, the "Proxy Statement") relating to the Stockholders Meeting (as defined in
     ---------------
Section 7.1), will, in the case of the Offer Documents, the Schedule 14D-9 and
-----------
the Information Statement, at the respective times the Offer Documents, the
Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting which has become false or misleading, except that no representation or warranty is made by the Company in connection with any of the foregoing with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub or any of their respective representatives specifically for inclusion or incorporation by reference therein. The Schedule 14D-9, the Information Statement and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by the Company in connection with any of the foregoing with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub or any of their respective representatives specifically for inclusion or incorporation by reference therein.

      SECTION 4.9  Compliance with Laws.  Except as disclosed in item 4.9 of the
                   --------------------
Company Letter or in the Company Filed SEC Documents, the businesses of the Company and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations that would not reasonably be expected to have a Material Adverse Effect on the Company or prevent or result in a third party materially delaying the consummation of the Offer and/or the Merger.

      SECTION 4.10  Tax Matters.  Except as set forth in item 4.10 of the
                    -----------
Company Letter:

     (a) The Company and each of its Subsidiaries has filed all federal and state income tax returns and all other material tax returns and reports required to be filed by it. All such returns are complete and correct in all material respects. The Company and each of its Subsidiaries has paid (or the Company has paid on its Subsidiaries' behalf) all taxes shown as due on such returns and all material taxes (as defined below) for which no return was required to be filed, and the most recent financial statements contained in the Company Filed SEC Documents reflect an adequate reserve for all material amounts of taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

     (b) No action, suit, investigation, audit, claim or assessment is pending or proposed or threatened in writing with respect to a material amount of taxes of the Company or any of its Subsidiaries.

     (c) There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material amount of taxes and no power of attorney with respect to any taxes has been executed or filed with any taxing authority.

     (d) No material liens for taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory liens for taxes not yet due.

     (e) None of the Company or any of its Subsidiaries is a party to or is bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to a material amount of taxes (including any advance pricing agreement, closing agreement or other agreement relating to taxes with any taxing authority), and none of the Company or any Subsidiary has been a member of any group of corporations filing federal tax returns on a consolidated basis other than each such group of which it is currently a member.

     (f) None of the Company or any of its Subsidiaries shall be required to include in a taxable period ending after the Effective Time a material amount of taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting.

     (g) All material amounts of taxes which the Company or any Subsidiary is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued.

     (h)  As used in this Agreement, (i) "tax" and "taxes" shall include any
                                          ---       -----
federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental entity and (ii) "tax return"
                                                                  ----------
shall include any return, report or similar statement required to be filed with respect to any tax including, without limitation, any information return, claim for refund, amended return or declaration of estimated tax.

      SECTION 4.11  Liabilities.  Except (a) for liabilities incurred in the
                    -----------
ordinary course of business consistent with past practice, (b) for transaction expenses incurred in connection with this Agreement, (c) for liabilities which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company, (d) for liabilities set forth on any balance sheet (including the notes thereto) included in the Company's financial statements included in the Company Filed SEC Documents filed with the SEC since December 31, 1996, or (e) as set forth in item 4.11 of the Company Letter, from December 31, 1996 until the date hereof, neither the Company nor any of its Subsidiaries has incurred any liabilities that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with generally accepted accounting principles as applied in preparing the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 1996 contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

     SECTION 4.12  Benefit Plans; Employees and Employment Practices.  (a)
                   -------------------------------------------------
Except as disclosed in the Company Filed SEC Documents and item 4.12(a) of the Company Letter, since the date of the most recent audited financial statements included in the Company Filed SEC Documents, there has not been any adoption or amendment in any material respect (including any increase or improvements in benefits or coverage) by the Company or any of its Subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, fringe benefit, excess, supplemental executive compensation, employee stock purchase, stock appreciation, restricted stock or other material employee benefit plan, policy, arrangement or understanding (whether or not in writing) providing benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries (collectively, the "Benefit Plans"). To the Company's knowledge, except as
                    -------------
disclosed in item 4.12(a) of the Company Letter or in the Company Filed SEC Documents, there exist no material employment, consulting, severance, termination or indemnification agreements between the Company or any of its Subsidiaries and any current or former employee, officer or director of the Company or any of its Subsidiaries.

     (b) Item 4.12(b) of the Company Letter contains a list of all "employee pension benefit plans" (as defined in

Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (sometimes referred to herein as "Pension Plans") and "employee
  -----                                     -------------
welfare benefit plans" (as defined in Section 3(1) of ERISA) maintained, sponsored or contributed to, by the Company or any of its U.S. or foreign Subsidiaries for the benefit of any current or former employees, officers or directors of the Company or any of such Subsidiaries (collectively, the "ERISA
                                                                         -----
Benefit Plans").  The Company has made available to Parent true, complete and
-------------
correct copies of (i) each ERISA Benefit Plan (or, in the case of any unwritten ERISA Benefit Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 (and related schedules and financial statements or opinions required in connection therewith) filed with the Internal Revenue Service with respect to each ERISA Benefit Plan (if any such report was required), (iii) the most recent actuarial report with respect to each ERISA Benefit Plan, as applicable, (iv) the most recent summary plan description (and a summary of material modifications, if applicable) for each ERISA Benefit Plan and (v) each trust agreement and group annuity contract relating to any ERISA Benefit Plan.

     (c) Except as disclosed in item 4.12(c) of the Company Letter, all Pension Plans which are intended to be tax-qualified have received determination letters in respect of such Pension Plans from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under
Section 401(a) and 501(a), respectively, of the Code, and, to the best knowledge of the Company, there is no reason why any such Pension Plan is not currently so qualified, where such revocation or failure to so qualify would be reasonably expected to have a Material Adverse Effect.

     (d) Except as disclosed in item 4.12(d) of the Company Letter, each Benefit Plan has been administered in all material respects in conformity with its terms and the applicable requirements of ERISA and the Code and other applicable laws and all contributions required to be made have been made in accordance with the provisions of each such Benefit Plan and with ERISA and the Code and other applicable laws, where the failure to comply or to make the required contributions would be reasonably expected to have a Material Adverse Effect on the Company.

     (e) None of the Company or any of its Subsidiaries, or any other person or entity that, together with the Company, is treated as a single employer under
Section 414 of the Code (an "ERISA Affiliate"), currently maintains or has
                             ---------------
maintained during the five-year period preceding the date hereof any "multiemployer plan" (within the meaning of Section 3(37) of ERISA), or has incurred any liability under Title IV of ERISA or to the Pension

Benefit Guaranty Corporation (other than contributions and premiums in the ordinary course) that has not been fully paid as of the date hereof, which would be reasonably expected to have a Material Adverse Effect on the Company. To the Company's knowledge, none of the Company, any of its Subsidiaries, any officer of the Company or any of its Subsidiaries or any of the Benefit Plans which are subject to ERISA, including the Pension Plans, any trusts created thereunder or, to the knowledge of the Company, any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could reasonably be expected to subject the Company, any of its Subsidiaries or any officer of the Company or any of its Subsidiaries to any material tax or penalty on prohibited transactions imposed by such Section 4975 or to any material liability under Section 502(i) or (l) of ERISA, where the liability that would be reasonably expected to occur would have a Material Adverse Effect on the Company. With respect to each Pension Plan subject to Title IV of ERISA (other than a multiemployer plan within the meaning of Section 3(37) of ERISA) (i) no proceeding has been initiated to terminate such plan,
(ii) there has been no "reportable event" (as such term is defined in Section 4043(b) of ERISA), (iii) no "accumulated funding deficiency" (within the meaning of Section 412 of the Code), whether or not waived, has occurred, (iv) no person has failed to make a required installment or any other payment required under
Section 412 of the Code before the applicable due date and (v) neither the Company nor any ERISA Affiliate has provided or is required to provide security to such plan under Section 401(a)(29) of the Code due to a plan amendment that results in an increase in current liability, where the liability, individually or in the aggregate, that would be reasonably expected to result would have a Material Adverse Effect on the Company.

     (f) There is no dispute, arbitration, claim, suit or grievance, pending or threatened, involving a Benefit Plan (other than routine claims for benefits payable under any such plan), and to the knowledge of the Company, there is no basis for any such claim, which would reasonably be expected to have a Material Adverse Effect on the Company.

     (g) Except as disclosed in item 4.12(g) of the Company Letter, there are no controversies, strikes, work stoppages or disputes pending or threatened between the Company or any of its Subsidiaries and any current or former employees, and, to the Company's knowledge, no organizational effort by any labor union or other collective bargaining unit currently is under way or threatened with respect to any employee, which would reasonably be expected to have a Material Adverse Effect on the Company. A true, complete and correct copy of any applicable collective bargaining agreement has been made available to Parent, and the Company and its Subsidiaries are in compliance in all material respects with the terms thereof.

     SECTION 4.13  Litigation.  Except as disclosed in item 4.13 of the Company
                   ----------
Letter or in the Company Filed SEC Documents, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect on the Company or prevent or result in a third party materially delaying the consummation of the Offer and/or the Merger. Except as disclosed in item 4.13 of the Company Letter or in the Company Filed SEC Documents, neither the Company nor any of its Subsidiaries is subject to any outstanding judgment, order, writ, injunction or decree that would reasonably be expected to have a Material Adverse Effect on the Company or prevent or result in a third party materially delaying the consummation of the Offer and/or the Merger.

     SECTION 4.14  Environmental Matters.  Except as set forth in the Company
                   ---------------------
Filed SEC Documents or in item 4.14 of the Company Letter, neither the Company nor any of its Subsidiaries has (i) placed, held, located, released, transported or disposed of any Hazardous Substances (as defined below) on, under, from or at any of the Company's or any of its Subsidiaries' properties or any other properties, other than in a manner that would not, in all such cases taken individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company, (ii) any knowledge of the presence of any Hazardous Substances that have been released into the environment on, under or at any of the Company's or any of its Subsidiaries' properties other than that which would not reasonably be expected to result in a Material Adverse Effect on the Company, or (iii) received any written notice (A) of any violation of any applicable statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity relating to any matter of pollution, protection of the environment or environmental regulation or control or regarding Hazardous Substances (collectively, "Environmental Laws") that has not been resolved or
                           ------------------
settled with the relevant Governmental Entity, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation,
(C) requiring the response to or remediation of Hazardous Substances at or arising from any of the Company's or any of its Subsidiaries' properties or any other properties, (D) alleging noncompliance by the Company or any of its Subsidiaries with the terms of any permit required under any Environmental Law in any manner reasonably likely to require material expenditures or to result in material liability or (E) demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Company's or any of its Subsidiaries' properties or any other properties, except in each case for the notices set forth in item 4.14 of the Company Letter and except in each case for notices that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company. For purposes of this Agreement, the term "Hazardous
                                                                  ---------
Substance" shall mean any material defined as toxic or hazardous, including any
---------
petroleum and petroleum products, under any applicable Environmental Law.

     SECTION 4.15  Certain Agreements.  Except as set forth in items 4.7,
                   ------------------
4.12(a) or 4.15 of the Company Letter or the Company Filed SEC Documents, neither the Company nor any of its Subsidiaries is a party to any Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where the liability that would reasonably be expected to result would have a Material Adverse Effect.

     SECTION 4.16  Asbestos Litigation Matters.  (a)  Except as disclosed in
                   ---------------------------
item 4.16 of the Company Letter, to its knowledge, neither the Company nor its insurance carriers is a party to agreements or commitments for the resolution of asbestos personal injury claims or lawsuits, or for the payment of settlement monies, fees, disbursements or costs in connection therewith, which would be binding upon the Company in the event of Global Court Disapproval (as defined in the Global Settlement Agreement dated December 23, 1993, among the Company, Continental Casualty Company ("Continental"), CNA Casualty Company of California
                               -----------
("CNA"), Columbia Casualty Company ("Columbia"), Pacific Indemnity Company
  ---                                --------
("Pacific") and the Settlement Class (the "Global Settlement Agreement")), and
  -------                                  ---------------------------
which would result in a reduction or commitment of amounts otherwise to be made available after the Trigger Date pursuant to Section 2.3 of the Trilateral Settlement Agreement, which would exceed $15 million in the aggregate as finally determined.

     (b) Except as disclosed in item 4.16 of the Company Letter, to the Company's knowledge, there is no judgment which provides that it modifies the terms of Global Approval Judgment (as defined in the Global Settlement Agreement and as modified by the March, 1994 Agreement concerning Plant Insulation Company), and as affirmed by the United States Court of Appeals for the Fifth Circuit in In re Asbestos Litigation, 90 F.3d 963 (1996), and there is no
           -------------------------
litigation challenging the validity of Global

Approval Judgment. In the event of Global Approval Judgment, under the terms of that judgment the Company shall have no further liability for Personal Injury Asbestos Claims by persons who are members of the Global Settlement Class or of the Global Third Party Claimant Class, save and except any liability resulting from a collateral attack on Global Approval Judgment, or from an inability to enforce Global Approval Judgment according to its terms, or as described in item
4.16 of the Company Letter. Continental Casualty Company is a party to an agreement with the Company which provides that if Global Approval Judgment is entered, then on and after the date of such approval, Continental shall pay indemnity and defense costs with respect to Unsettled Present Claims that are not Global Class Claims, and shall pay settlement amounts on Presently Settled Claims when the same become due and payable that are not Global Class Claims. "Unsettled Present Claims" shall include claims of individuals for asbestos-related personal injuries brought against the Company in lawsuits filed prior to the time after which claims are in fact included within the Global Settlement (and which are not Presently Settled Claims). "Presently Settled Claims" shall include claims of individuals for asbestos-related personal injuries that do not fall within the class of claims covered by the Global Settlement and that as of August 23, 1993 had been settled.

     (c) The consummation of the merger set forth in this Agreement in accordance with its terms is not a breach of, and will not result in a material forfeiture of rights under, the terms of (i) the Global Settlement Agreement or any of the exhibits to the Global Settlement Agreement, including, without limitation, the Glossary of Terms (Exhibit A), the Fibreboard Asbestos Compensation Trust Agreement (Exhibit B), the Trust Distribution Process (Annex A to the aforesaid Trust Agreement), the Defendant Class Settlement Agreement (Exhibit C), the Escrow Agreement (Exhibit D) and the Assignment (Exhibit E);
(ii) the Trilateral Settlement Agreement dated October 12, 1993 among the Company, Continental, CNA, Columbia and Pacific (the "Trilateral Settlement
                                                      ---------------------
Agreement")(including, without limitation, the entitlement of the Company to
---------
payments under Section 2.3 thereof); (iii) the April 9, 1993 agreement between the Company and Continental; and (iv) the Settlement Agreement, dated as of August 5, 1993, as heretofore amended, among the Company, Continental and Ness Motley Loadholt Richardson & Poole and certain of its affiliate law firms.

     (d) To the Company's knowledge, and subject to the assumptions and calculations set forth in Section 4.16 of the Company Letter, in the event of Global Court Disapproval, if the Trigger Date (as defined in the Trilateral Settlement Agreement) were June 30, 1997, the projected amount to be made available

(after adjustments for all allowable deductions and subtractions) pursuant to
Section 2.3 of the Trilateral Settlement Agreement, should be no less than $1.65 billion.

     (e) Except as set forth in item 4.16 of the Company Letter, of the $10.0 million payment obligation of the Company as described in Section 2.3(D)(2) of the Global Settlement Agreement, approximately $9.89 million of such obligation has been fully funded by The Home Insurance Company, and the Company's future obligation thereunder is limited to the payment of approximately $110,000 plus interest at 3.085% from January 1, 1994 through the date of Global Approval Judgment, together with interest on the sum of $10.0 million at the rate of 3.085% from August 27, 1993 to December 31, 1993.

      SECTION 4.17  State Takeover Statutes; Charter Provisions; Rights
                    ---------------------------------------------------
Agreement.  The action of the Board of Directors of the Company in approving the
---------
Offer (including the purchase of Shares pursuant to the Offer), the Merger, this Agreement and the transactions contemplated by this Agreement is sufficient to render inapplicable to the Offer, the Merger and this Agreement the provisions of Section 203 of the DGCL and Article NINTH of the Company's Certificate of Incorporation. The Company has made available to Parent a complete and correct copy of the Rights Agreement, including all amendments (including the amendment referred to in the immediately following sentence) and exhibits thereto. The Board of Directors of the Company has taken all action necessary to amend the Rights Agreement (subject only to the execution of such amendment by the Rights Agent, which execution the Company shall cause to take place within 48 hours of the date hereof) to provide that, so long as this Agreement has not been terminated pursuant to Section 9.1, a Distribution Date (as such term is defined
                       -----------
in the Rights Agreement) shall not occur or be deemed to occur, the Rights shall not separate (to the extent the Rights Agreement otherwise provides for such separation) or become exercisable, and neither Parent nor Sub shall become an Acquiring Person (as defined in the Rights Agreement) as a result of the execution, delivery or performance of this Agreement, the announcement, making or consummation of the Offer, the acquisition of shares of Common Stock pursuant to the Offer or the Merger, the consummation of the Merger or any other transactions contemplated by this Agreement. So long as this Agreement has not been terminated pursuant to Section 9.1, no other action is required to prevent
                            -----------
the holders of Rights from having any rights under the Rights Agreement as a result of the Offer, the Merger or any other transaction contemplated by this Agreement.

      SECTION 4.18  Brokers.  No broker, investment banker, financial advisor or
                    -------
other person, other than Dillon Read, the fees and expenses of which will be paid by the Company (and are reflected in an agreement between Dillon Read and the Company, a complete copy of which has been furnished to Parent), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.


                                   ARTICLE V

                        REPRESENTATIONS AND WARRANTIES
                        ------------------------------
                               OF PARENT AND SUB
                               -----------------

     Parent and Sub represent and warrant to the Company as follows:

     SECTION 5.1  Organization.  Each of Parent and Sub is a corporation duly
                   ------------
organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so organized, validly existing or in good standing would not have a Material Adverse Effect on Parent or Sub or prevent or result in a third party materially delaying the consummation of the Offer or the Merger.

     SECTION 5.2  Authority.  Parent and Sub have all requisite corporate power
                   ---------
and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes a valid and binding obligation of each of Parent and Sub enforceable against them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

     SECTION 5.3  Consents and Approvals; No Violations. Except as set forth in
                   -------------------------------------
item 5.3 of the letter from Parent to the Company dated the date hereof, which letter relates to this Agreement and is designated therein as the Parent Letter (the "Parent Letter"), the execution and delivery by Parent and Sub of this
      -------------
Agreement do not, and the consummation by Parent and Sub of
the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, (i) any provision of the Certificate of Incorporation, By-laws or comparable organization documents of Parent, Sub or any Significant Subsidiaries of Parent, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement (other than, with respect to termination, agreements terminable at will or upon 90 days' or less notice by the terminating party), instrument, permit, concession, franchise or license applicable to Parent or any of its Significant Subsidiaries or (iii) assuming all the consents, filings and registrations referred to in the next sentence are made and obtained, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Significant Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) or
(iii), any such violations, defaults, rights, losses or Liens, that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent or Sub or prevent or result in a third party materially delaying the consummation of the Offer and/or the Merger. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or Sub or is necessary for the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement, except (i) in connection, or in compliance, with the provisions of the HSR Act and the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Offer, the Merger or the other transactions contemplated by this Agreement, (iv) such filings, authorizations, orders and approvals as may be required to obtain the State Takeover Approvals or state securities or "blue sky" laws, (v) such filings as may be required in connection with the taxes described in Section 7.6, (vi) in connection, or in compliance,
                            -----------
with the provisions of the Competition Act, (vii) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country in which Parent or any of its Subsidiaries conducts any business or owns any property or assets and (viii) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or prevent or result in a third party materially delaying the consummation of the Offer and/or the Merger.

      SECTION 5.4  Information Supplied.  None of the information supplied or to
                   --------------------
be supplied by Parent or Sub specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the Information Statement or (iv) the Proxy Statement will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting which has become false or misleading, except that no representation or warranty is made by Parent or Sub in connection with any of the foregoing with respect to statements made or incorporated by reference therein based on information supplied by the Company or any of its representatives specifically for inclusion or incorporation by reference therein. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent or Sub in connection with any of the foregoing with respect to statements made or incorporated by reference therein based on information supplied by the Company or any of its representatives specifically for inclusion or incorporation by reference therein.

      SECTION 5.5  Interim Operations of Sub.  Sub was formed solely for the
                   -------------------------
purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

      SECTION 5.6  Brokers.  No broker, investment banker, financial advisor or
                   -------
other person, other than Merrill Lynch, Pierce, Fenner & Smith Incorporated, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

      SECTION 5.7  Financing.  Parent has funds or commitments to provide funds
                   ---------
in an amount adequate to purchase the Shares pursuant to the Offer and to pay the Merger Consideration. Parent will have, and shall provide Sub with, the funds necessary to consummate the Offer and the Merger and the transactions contemplated hereby in accordance with the terms hereof.


                                  ARTICLE VI

                   COVENANTS RELATING TO CONDUCT OF BUSINESS
                   -----------------------------------------

      SECTION 6.1  Conduct of Business by the Company Pending the Merger.
                   -----------------------------------------------------
During the period from the date of this Agreement until such time as Parent's designees shall constitute a majority of the Board of Directors of the Company, the Company shall, and shall cause each of its Subsidiaries to, in all material respects, except as contemplated by this Agreement, carry on its business in the ordinary course of its business as currently conducted and, to the extent consistent therewith, use reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and key employees and preserve its present relationships with customers, suppliers and others having significant business dealings with it, subject in all respects to Section 10.11. Without limiting the generality of the foregoing, and except
   -------------
as otherwise expressly contemplated by this Agreement, during such period, except as contemplated by this Agreement and Section 10.11, the Company shall
                                             -------------
not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

          (a) (x) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such (other than the payment by a Subsidiary of a dividend or distribution to the Company or another wholly owned Subsidiary), (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of its capital stock or those of any Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (b) except as set forth in item 4.12(a) of the Company Letter and except as required under existing employee benefit plans, agreements, policies, awards or arrangements in effect on the date of this Agreement (including, without limitation, the Company Stock Options), issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalent or convertible securities (other than pursuant to the Rights Agreement and other than issuances by a wholly owned Subsidiary of the Company of its capital stock to the Company);

          (c) amend its Certificate of Incorporation or By-laws or other similar organizational documents;

          (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than transactions that are (i) in the ordinary course of business consistent with past practice, (ii) which involve assets having a purchase price not in excess of $1,000,000 individually or $5,000,000 in the aggregate or
     (iii) acquisitions or purchases of assets to the extent permitted by
     Section 6.1(n);
     --------------

          (e) other than settling disputes with the Company's insurance carriers in connection with insurance for asbestos-related property damage and other claims (excluding Personal Injury Asbestos Claims), sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets, other than transactions that are in the ordinary course of business consistent with past practice or which involve assets which in the aggregate are not in excess of $2,000,000;

          (f) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of others, enter into any "keep-well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for borrowings incurred in the ordinary course of business consistent with past practice not to exceed $2,000,000 in the aggregate or non-acquisition-related borrowings under existing credit facilities not to exceed $10,000,000 in the aggregate, or make any loans, advances or capital contributions to, or other investments in, any other person, other than to or in the Company or any wholly owned Subsidiary of the Company;

          (g) except as set forth in item 4.2 of the Company Letter, alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company or any Subsidiary;

          (h) except as disclosed in item 4.12(a) of the Company Letter, increase the compensation payable or to become payable to its directors, officers or employees, except for increases required under employment agreements existing on the date hereof, and increases for officers and employees in the ordinary course of business consistent with past practice, or grant any severance or termination pay to, or enter into any employment or severance agreement, or establish, adopt, enter into, or amend or take action to enhance or accelerate any rights or benefits under, any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except, in each case, as may be required by the terms of any such plan, agreement, trust, fund, policy or arrangement or to comply with applicable law or regulation;

          (i) knowingly violate or fail to perform any material obligation or duty imposed upon it by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

          (j)  except as set forth in Section 6.1(q) or 6.1(r), settle or
                                      --------------    ------
     compromise any suit, proceeding or claim or threatened suit, proceeding or claim for an amount that is more than $100,000 in the case of any individual suit, proceeding or claim or $250,000 for all suits, proceedings or claims;

          (k) except to the extent required by law or agreed to by Parent, (i) compromise any material tax liability or (ii) prepare or file any material tax return inconsistent with past practice or, on any such tax return or otherwise, take any position, make any material election, or adopt any material accounting method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar tax returns;

          (l) redeem the Rights or, other than as contemplated by Section 4.17,
                                                                  ------------
     amend the Rights Agreement;

          (m) except as may be required as a result of a change in law or in generally accepted accounting principles, make any material change in its method of accounting;

          (n) make or agree to make any new capital expenditure not previously finally committed to that, individually, exceeds $2,500,000; provided,
                                                                  ---------
     however, that as to any individual capital expenditure in an amount equal
     -------
     to or greater than $1,000,000 but less than or equal to $2,500,000, the Company will consult with Parent (it being understood that no consent is required hereunder);

          (o) except to the extent permitted by Section 6.1(j), 6.1(q) or
                                                --------------  ------
     6.1(r), pay, discharge, settle or satisfy any claims, liabilities or
     ------
     obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction,
     (1) in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company Filed SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice or (2) of liabilities required to be paid, discharged or satisfied pursuant to the terms of any contract in existence on the date hereof;

          (p) excluding contracts covered by Section 6.1(q) or 6.1(r), enter
                                             --------------    ------
     into, modify in any material respect, amend in any material respect or terminate any material contract or agreement to which the Company or any of its Subsidiaries is a party or waive (except to the extent permitted by
     Section 6.3), release or assign any material rights or claims;
     -----------

          (q) except to the extent permitted by item 6.1(q) of the Company Letter, modify, waive or amend, or consent to any modification, waiver or amendment of, any provision in any of the following agreements (collectively, the "Asbestos Agreements"); (i) the
                                              -------------------
     Global Settlement Agreement; (ii) any of the exhibits to the Global Settlement Agreement, including, without limitation, the Glossary of Terms (Exhibit A), the Fibreboard Asbestos Compensation Trust Agreement (Exhibit
     B), the Trust Distribution Process (Annex A to the aforesaid Trust Agreement), the Defendant Class Settlement Agreement (Exhibit C), the Escrow Agreement (Exhibit D) and the Assignment (Exhibit E); (iii) the April 9, 1993 agreement between the Company and Continental; (iv) the Trilateral Settlement Agreement; and (v) the Settlement Agreement, dated as of August 5, 1993 (the "Ness Motley Agreement"), as heretofore amended,
                             ---------------------
     among the Company, Continental and Ness Motley Loadholt Richardson & Poole and certain of its affiliate law firms (provided, however, that the Company
                                             -----------------
     shall be permitted to enter into the Memorandum of Understanding Regarding Claims Processing, Information, and Payment Obligations among Continental, the Company and the Fibreboard Asbestos Compensation Trust and to amend the Ness Motley Agreement with the Ness Motley Statute of Limitations Agreements and Equitable Allocation Fund amendments, substantially in the form provided to counsel for Parent prior to the date hereof);

          (r) enter into any agreement, or make any commitment, for the resolution of any asbestos personal injury lawsuits or for the payment of any settlement monies, fees, costs or disbursements relating thereto exceeding $12.5 million in the aggregate per thirty (30) day period after the date hereof unless (i) any payments in respect of such agreements or commitments would be made entirely from funds provided by the Company's insurance carriers and (ii) would not, in the event of Global Court Disapproval (as defined in the Global Settlement Agreement), result in a reduction or commitment of the amounts otherwise payable to the Company on the Trigger Date pursuant to Section 2.3 of the Trilateral Settlement Agreement; provided, however, that the Company may, without regard to the
                --------  -------
     restrictions set forth in this Section 6.1(r), pay and discharge, and agree
                                    --------------
     to pay and discharge, any claims with Outstanding Offers and Interim Claims. As used herein, "Outstanding Offers" means offers of settlement issued by the Company on or prior to the date hereof that are accepted after the date hereof; or

          (s) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     SECTION 6.2  No Solicitation.  (a)  The Company shall, and shall
                  ---------------
direct and use its best efforts to cause its officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal (as hereinafter defined). The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information) any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal or
(ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that if, at any time prior to the acceptance for
          --------  -------
payment of Shares pursuant to the Offer, the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it would be consistent with its fiduciary responsibilities to the Company's stockholders under applicable law, the Company may, in response to a Takeover Proposal which was not solicited subsequent to the date hereof, and subject to compliance with
Section 6.2(c), (x) furnish information with respect to the Company to any
--------------
person pursuant to a confidentiality agreement in substantially the same form as the confidentiality agreement entered into between the Company and Parent (other than for provisions similar to Section 6 thereof) and (y) participate in discussions, investigations and/or negotiations regarding such Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director or executive officer of the Company or any of its Subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 6.2(a) by the
                                                     --------------
Company.  For purposes of this Agreement, "Takeover Proposal" means any inquiry,
                                           -----------------
proposal or offer from any person relating to any direct or indirect acquisition or purchase of 20% or more of the aggregate assets of the Company and its Subsidiaries, taken as a whole, or 20% or more of the voting power of the shares of Common Stock then outstanding or any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of the voting power of the shares of Common Stock then outstanding or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by this Agreement.

     (b)  Except as set forth in this Section 6.2, neither the Board of
                                      -----------
Directors of the Company nor any committee thereof
shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Offer, the Merger or this Agreement; provided
                                                                        --------
that, the Board of Directors may, (A) in response to any Takeover Proposal, suspend such recommendation for a period of up to 24 hours pending its analysis of such Takeover Proposal or (B) at any time prior to the consummation of the Offer, modify or withdraw such recommendation if the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it would be consistent with its fiduciary responsibilities to so modify or withdraw such recommendation (regardless of the existence of a Superior Proposal (as defined below) at such time); provided further that, unless this Agreement
                                  -------- -------
shall have been terminated, any such suspension, modification or withdrawal shall not prevent Parent and Sub, in its or their discretion, from consummating the Offer and shall not affect any of the actions taken by the Company pursuant to Section 4.17 of this Agreement, (ii) approve or recommend, or propose
   ------------
publicly to approve or recommend, any Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related
                                                ---------------------
to any Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the acceptance for payment of Shares pursuant to the Offer the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it would be consistent with its fiduciary responsibilities to the Company's stockholders under applicable law, the Board of Directors of the Company may (subject to this and the following sentences) withdraw or modify its approval or recommendation of the Offer, the Merger and this Agreement, approve or recommend a Superior Proposal (as defined below) or terminate this Agreement, but in each case, only at a time that is after the second business day following Parent's receipt of written notice (a "Notice of
                                                                     ---------
Superior Proposal") (which obligation may be satisfied by the delivery of the
-----------------
notice required by Section 6.2(c)) advising Parent that the Board of Directors
                   --------------
of the Company has received a Takeover Proposal that may constitute a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. For purposes of this Agreement, a "Superior Proposal" means any proposal determined by the Board of
              -----------------
Directors of the Company in good faith, after consultation with outside counsel, to be a bona fide proposal and made by a third party to acquire, directly or indirectly, for consideration consisting of cash, property and/or securities, more than 50% of the combined voting power of the shares of Common Stock then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment, after consultation with outside counsel and with a financial advisor of nationally recognized reputation (such as Dillon Read), to be more favorable to the Company's stockholders than the Offer and the Merger.

          (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 6.2, the Company shall promptly advise
                               -----------
Parent orally and in writing of any request for information or of any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal and the identity of the person making such request or Takeover Proposal. The Company will endeavor to keep Parent reasonably informed of the overall status of any such request or Takeover Proposal.

          (d)  Nothing contained in this Section 6.2 shall prohibit the Company
                                         -----------
from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, such disclosure is necessary in order to comply with its fiduciary duties to the Company's stockholders under applicable law or is otherwise required under applicable law.

          SECTION 6.3  Third Party Standstill Agreements.  During the period
                       ---------------------------------
from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which the Company or any of its Subsidiaries is a party (other than any involving Parent) unless the Company's Board of Directors shall have determined in good faith, after consultation with outside counsel, that failing to release any third party or to amend, modify or waive such provisions would not be consistent with the Company's Board of Directors' fiduciary responsibilities under applicable law.

          SECTION 6.4  Disclosure to Parent.  (a)  The Company shall promptly
                       --------------------
advise Parent orally and in writing if there occurs, to the knowledge of the Company, any change or event which results in the executive officers of the Company having a good faith belief that such change or event has resulted in or is reasonably likely to result in a Material Adverse Effect on the Company or will prevent or result in a third party materially delaying the consummation of the Offer or the Merger. The Company shall provide to Parent, and Parent shall provide to the Company, copies of all filings made by the Company or Parent, as the case may be, with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

          (b) During the period from the date of this Agreement until such time as Parent's designees shall constitute a majority of the Board of Directors of the Company, the Company shall, and shall cause each of its Subsidiaries to, (i) keep Parent and its advisors reasonably apprised of developments in the asbestos personal injury litigation, including, without limitation, developments relating to any of the Asbestos Agreements or relating to the Ahearn and Rudd settlement
                                                     ------     ----
class actions filed in the United States District Court for the Eastern District of Texas; and (ii) consult with Parent and its advisors concerning positions to be taken by the Company or its Subsidiaries in the asbestos personal injury litigation, including, without limitation, matters relating to any of the Asbestos Agreements or to the Ahearn or Rudd settlement class actions; provided,
                              ------    ----                           --------
however, that nothing in this subsection shall obligate the Company to provide
-------
information which is covered by an existing confidentiality agreement without the consent of the counterparty thereto, which consent the Company shall seek upon the request of either Parent or Sub, or to provide information subject to privilege.

          SECTION 6.5  Conduct of Asbestos Litigation.  During the period from
                       ------------------------------
the date of this Agreement until such time as Parent's designees shall constitute a majority of the Board of Directors of the Company, without the prior written consent of Parent, neither the Company nor any of its Subsidiaries shall take or omit any action, which action or omission would materially prejudice the position of the Company or any of its Subsidiaries in the asbestos personal injury litigation or in the Ahearn or Rudd settlement class actions or
                                     ------    ----
under any of the Asbestos Agreements.


                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS
                             ---------------------

          SECTION 7.1  Stockholder Approval; Preparation of Proxy Statement.
                       ----------------------------------------------------
(a)  If approval of the Merger by stockholders of the Company (the "Company
                                                                    -------
Stockholder Approval") is required by law, the Company shall, at Parent's
--------------------
request, as soon as practicable following the expiration of the Offer in accordance with the terms of Section 1.1 of this Agreement, so long as permitted
                             -----------
by law, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of obtaining the
                   --------------------
Company Stockholder Approval. The Company shall, through its Board of Directors (but subject to the right of the Board of Directors to withdraw or modify its approval or recommendation of the Offer, the Merger and this Agreement as set forth in Section 6.2(b)), recommend to its stockholders that the
         --------------

Company Stockholder Approval be given. Notwithstanding the foregoing, if Sub or any other Subsidiary of Parent shall acquire shares entitled to cast 90% or more of all the votes entitled to be cast on the Merger, the parties shall, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after the expiration of the Offer without a Stockholders Meeting in accordance with Section 253 of the DGCL. Without limiting the generality of the foregoing, so long as permitted by law, the Company agrees that its obligations pursuant to the first sentence of this Section 7.1 shall not be affected by (i) the commencement, public proposal,
     -----------
public disclosure or communication to the Company of any Takeover Proposal or
(ii) the withdrawal or modification by the Board of Directors of the Company of its approval or recommendation of the Offer, this Agreement or the Merger.

          (b) If the Company Stockholder Approval is required by law, the Company shall, at Parent's request, as soon as practicable following the expiration of the Offer in accordance with the terms of Section 1.1, and to the
                                                        -----------
extent permitted by law, prepare and file a preliminary Proxy Statement with the SEC and shall use its reasonable best efforts to respond to any comments of the SEC or its staff, and, to the extent permitted by law, to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects. Parent shall cooperate with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto.

          (c) Parent agrees to cause all Shares purchased pursuant to the Offer and all other Shares of the Company entitled to vote on the Merger owned by Parent or any Subsidiary of Parent to be voted in favor of the Company Stockholder Approval.

          SECTION 7.2  Access to Information.  The Company shall, and shall
                       ---------------------
cause each of its Subsidiaries to, upon reasonable notice, afford to Parent and to the officers, employees, accountants, counsel, actuaries, financial advisors and other representatives of Parent reasonable access to, and permit them to make such inspections as they may reasonably require of, during normal business hours during the period from the date of this Agreement through the Effective Time, all their respective properties, books, contracts, commitments, documents and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request; provided that the Company shall not be required
                               --------
to furnish to Parent any information which is subject to an attorney-client privilege or which constitutes attorney work product or information relating to asbestos litigation other than that which has been provided prior to the date of this Agreement. All information obtained by or on behalf of Parent pursuant to this Section 7.2 shall be kept confidential in accordance with the
     -----------
Confidentiality Agreement dated April 23, 1997 between Parent and the Company.

          SECTION 7.3  Fees and Expenses.  (a)  Except as provided below in this
                       -----------------
Section 7.3, all fees and expenses incurred in connection with the Offer, the
-----------
Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

          (b) The Company shall pay, or cause to be paid, in same day funds to Parent (x) $3,000,000 for reimbursement of Parent's expenses (the "Expense
                                                                   -------
Reimbursement") and (y) $13,500,000 (the "Termination Fee") under the
-------------                             ---------------
circumstances and at the times set forth as follows:

          (i)  if Parent or Sub terminates this Agreement under Section 9.1(d),
                                                                --------------
     the Company shall pay the Expense Reimbursement and the Termination Fee upon demand;

          (ii)  if the Company terminates this Agreement under Section 9.1(e),
                                                               --------------
     the Company shall pay the Expense Reimbursement and the Termination Fee within one business day of such termination; and

          (iii)  if (1) Parent or the Company terminates this Agreement under

     Section 9.1(b)(i)(y) or (2) Parent terminates this Agreement under Section
     --------------------                                               -------
     9.1(c) as a result
     ------
     of a breach of a covenant, and, in each case, prior to such termination, a Takeover Proposal shall have been made (other than a Takeover Proposal made prior to the date hereof) and concurrently therewith or within twelve months thereafter, (A) the Company enters into a merger agreement, acquisition agreement or similar agreement (including, without limitation, a letter of intent) with respect to a Takeover Proposal, or a Takeover Proposal is consummated, involving any party (x) with whom the Company had any discussions with respect to a Takeover Proposal, (y) to whom the Company furnished information with respect to or with a view to a Takeover Proposal or (z) who had submitted a proposal or expressed any interest publicly in a Takeover Proposal, in the case of each of clauses (x), (y) and (z), prior to such termination, or (B) the Company enters into a merger agreement, acquisition agreement or similar agreement (including, without limitation, a letter of intent) with respect to a Superior Proposal, or a Superior Proposal is consummated, then, in the case of either (A) or (B) above, the Company shall pay the Expense Reimbursement and the Termination Fee upon the earlier of the execution of such agreement or upon consummation of such Takeover Proposal or Superior Proposal.

          SECTION 7.4  Options.  (a) Each Company Stock Option which is
                       -------
outstanding immediately prior to the consummation of the Offer (an "Option")
                                                                    ------
pursuant to any stock option plan or long-term incentive plan of the Company in effect on the date hereof (collectively, the "Company Stock Plans"), whether or
                                              -------------------
not otherwise exercisable, shall become fully vested and exercisable. Upon the consummation of the Offer each Option shall be canceled by the Company in return for the payment, as hereinafter provided for which the holder thereof shall thereupon be entitled to receive. Each such holder shall receive promptly (but in no event later than five days) after the consummation of the Offer, a cash payment in respect of such cancellation from the Company in an amount (if any) equal to (i) the product of (x) the number of shares of Common Stock subject or related to such Option and (y) the excess, if any, of the Merger Consideration over the exercise or purchase price per share of Common Stock subject or related to such Option, minus (ii) all applicable federal, state and local taxes required to be withheld by the Company. The Company shall use its reasonable best efforts to ensure that, after giving effect to the foregoing, no Option shall be exercisable for Common Stock of the Company following the consummation of the Offer.

          (b) Each restricted stock agreement or stock unit agreement which is outstanding immediately prior to the consummation of the Offer pursuant to any Company Stock Plan, whether or not otherwise exercisable, shall become fully vested. Upon the consummation of the Offer each such agreement shall be canceled by the Company in return for the payment as hereinafter provided for which the holder thereof shall thereupon be entitled to receive. Each such holder shall receive promptly (but in no event later than five days) after the consummation of the Offer, a cash payment in respect of such cancellation from the Company in an amount equal to (i) the product of (x) the number of shares of Common Stock subject or related to such agreement and (y) the Merger Consideration, minus (ii) all applicable federal, state and local taxes required to be withheld by the Company. The Company shall use its reasonable best efforts to ensure that, after giving effect to the foregoing, no such agreement shall be outstanding following the consummation of the Offer.

          (c) No further awards of any type shall be made under any Company Stock Plan after the date of this Agreement.

          SECTION 7.5  Public Announcements.  Parent and the Company will
                       --------------------
consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, fiduciary duties or by obligations pursuant to any listing agreement with any national securities exchange.

          SECTION 7.6  Real Estate Transfer Tax.  Parent and the Company agree
                       ------------------------
that either the Surviving Corporation or Parent (without any liability to any of the Company's stockholders) will pay any state or local tax which is attributable to the transfer of the beneficial ownership of the Company's or its Subsidiaries' real property, if any (collectively, the "Transfer Taxes"), and
                                                        --------------
any penalties or interest with respect to the Transfer Taxes, payable in connection with the consummation of the Offer and the Merger. The Company agrees to cooperate with Parent in the filing of any returns with respect to the Transfer Taxes, including supplying in a timely manner a complete list of all real property interests held by the Company and its Subsidiaries and any information with respect to such property that is reasonably necessary to complete such returns. The portion of the consideration allocable to the real property of the Company and its Subsidiaries shall be determined by Parent in its reasonable discretion. To the extent permitted by law, the stockholders of the Company shall be deemed to have agreed to be bound by the allocation established pursuant to this Section 7.6 in the preparation of any return with
                             -----------
respect to the Transfer Taxes.

          SECTION 7.7  State Takeover Laws.  If any "fair price" or "control
                       -------------------
share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Parent and the Company and their respective Boards of Directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

          SECTION 7.8  Indemnification; Directors and Officers Insurance.  From
                       -------------------------------------------------
and after the Effective Time, Parent agrees that it will and will cause the Surviving Corporation to exculpate, indemnify and hold harmless all past and present employees, officers, agents and directors of the Company and its Subsidiaries (the "Indemnified Parties") to the same extent such persons are
                   -------------------
currently exculpated and indemnified by the Company pursuant to the Company's Certificate of Incorporation and By-Laws for acts or omissions occurring at or prior to the Effective Time and will cause the Surviving Corporation's Certificate of Incorporation and By-Laws to continue to include provisions to such effect. Parent shall cause the Surviving Corporation to provide, for an aggregate period of not less than six years from the Effective Time, the Company's directors and officers who are currently covered by the Company's existing insurance and indemnification policy an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") that is no less favorable than the Company's existing
      -------------
policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall
                         --------  -------
not be required to pay an annual premium for the D&O Insurance in excess of 250 percent of the last annual premium paid prior to the date hereof (which the Company represents and warrants to be $400,250), but in such case shall purchase as much coverage as possible for such amount.

          SECTION 7.9  Notification of Certain Matters.  Parent shall give
                       -------------------------------
prompt notice to the Company, and the Company shall give prompt notice to Parent, of: (i) the occurrence, or non-occurrence, in each case, to the knowledge of the Company or Parent, as the case may be, of any event the occurrence, or non-occurrence, of which results in the executive officers of the Company or Parent, as the case may be, having a good faith belief that such change or event would be reasonably likely to cause (x) any representation or warranty of such entity contained in this Agreement that is not qualified as to materiality to be untrue or inaccurate in any material respect, (y) any representation or warranty of such entity contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect, or (z) any covenant, condition or agreement of such entity contained in this Agreement not to be complied with or satisfied in all material respects; and (ii) the executive officers of the Company or Parent, as the case may be, believing in good faith that the Company or Parent, as the case may be, has, to the knowledge of the Company or Parent, as the case may be, failed to comply with in all material respects or satisfy in all material respects any covenant, condition or agreement of such entity to be complied with or satisfied by it hereunder;

provided, however, that the delivery of any notice pursuant to this Section 7.9
--------  -------                                                   -----------
shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          SECTION 7.10  Board of Directors.   Promptly after such time as Sub
                        ------------------
purchases Shares pursuant to the Offer (but subject to the satisfaction of the Minimum Condition), Sub shall be entitled, to the fullest extent permitted by law, to designate at its option up to that number of directors, rounded to the nearest whole number, of the Company's Board of Directors, subject to compliance with Section 14(f) of the Exchange Act, as will make the percentage of the Company's directors designated by Sub equal to the aggregate voting power of the shares of Common Stock held by Parent or any of its Subsidiaries; provided,
                                                                  --------
however, that in the event that Sub's designees are elected to the Board of
-------
Directors of the Company, until the Effective Time, such Board of Directors shall have at least three directors who are directors on the date of this Agreement and who are not officers of the Company (the "Independent Directors");
                                                        ---------------------
and provided, further that, in such event, if the number of Independent
    --------  -------
Directors shall be reduced below three for any reason whatsoever, the remaining Independent Directors shall, to the fullest extent permitted by law, designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate three persons to fill such vacancies who shall not be officers or affiliates of the Company or any of its Subsidiaries, or officers or affiliates of Parent or any of its Subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Following the election or appointment of Sub's designees pursuant to this
Section 7.10 and prior to the Effective Time, any amendment, or waiver of any
------------
term or condition, of this Agreement or the Certificate of Incorporation or By-Laws of the Company, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Sub or waiver or assertion of any of the Company's rights hereunder, and any other consent or action by the Board of Directors with respect to this Agreement, will require the concurrence of a majority of the Independent Directors and no other action by the Company, including any action by any other director of the Company, shall be required for purposes of this Agreement. To the fullest extent permitted by applicable law, the Company shall take all actions requested by Parent which are reasonably necessary to effect the election of any such designee, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agrees to make such mailing with the mailing of the Schedule 14D-9 (provided that Sub shall have provided to
                                        --------
the Company on a timely basis all information required to be included in the Information Statement with respect to Sub's designees). Parent and Sub will be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. In connection with the foregoing, the Company will promptly, at the option of Parent, to the fullest extent permitted by law, either increase the size of the Company's Board of Directors and/or obtain the resignation of such number of its current directors as is necessary to enable Sub's designees to be elected or appointed to the Company's Board of Directors as provided above.

          SECTION 7.11  Reasonable Best Efforts.  Subject to fiduciary
                        -----------------------
responsibilities, each of the Company, Parent and Sub agrees to use its reasonable best efforts to cause the purchase of Shares pursuant to the Offer and the consummation of the Merger to occur as soon as practicable. Without limiting the foregoing, (a) each of the Company, Parent and Sub agree to use its reasonable best efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed on itself with respect to the Offer and the Merger (which actions shall include furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Offer and the Merger and (b) each of the Company, Parent and Sub shall, and shall cause its Subsidiaries to, use its reasonable best efforts to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Parent, Sub, the Company or any of their Subsidiaries in connection with the Offer and the Merger or the taking of any action contemplated thereby or by this Agreement. Notwithstanding anything to the contrary contained in this Agreement, in connection with any filing or submission required or action to be taken by Parent, the Company or any of its respective Subsidiaries to consummate the Offer, the Merger or the other transactions contemplated in this Agreement, the Company shall not, without Parent's prior written consent, commit to any divestiture of assets or businesses of the Company and its Subsidiaries if such divested assets and/or businesses are material to the assets or profitability of the Company and its Subsidiaries taken as a whole; and neither Parent nor any of its Subsidiaries shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company or any of the businesses, product lines or assets of Parent or any of its Subsidiaries or that would have a Material Adverse Effect on Parent.

          SECTION 7.12  Certain Litigation.  The Company agrees that it shall
                        ------------------
not settle any litigation commenced after the date hereof against the Company or any of its directors by any stockholder of the Company relating to the Offer, the Merger or this Agreement without the prior written consent of Parent, which consent shall not be unreasonably withheld.

          SECTION 7.13  Employee Benefits.  (a)  During the period from the
                        -----------------
Effective Time until December 31, 1998, Parent shall maintain or cause to be maintained wages, compensation levels, employee pension and welfare plans for the benefit of employees and former employees of the Company or its Subsidiaries which, in the aggregate, are not less favorable than those wages, compensation levels and other benefits under the Benefit Plans that are in effect as of the date hereof; provided, however, that Parent shall not have any obligation to
             --------  -------
provide benefits based on equity securities or any equivalent thereof. For all purposes of eligibility to participate in and vesting in benefits provided under employee benefits plans maintained by Parent and its Subsidiaries (but not for purposes of determining benefits (or accruals thereof) under such plans) which employees and former employees of the Company become eligible to participate in after the Effective Time, all persons previously employed by the Company and its Subsidiaries and then employed by Parent or its Subsidiaries shall be credited with their years of service with the Company and its Subsidiaries and years of service with prior employers to the extent service with prior employers is taken into account under the Benefit Plans.

          (b) The foregoing shall not constitute any commitment, contract, understanding or guarantee (express or implied) on the part of the Parent or Sub of a post-Effective Time employment relationship of any term of duration or on any terms other than those that the Parent or Sub may establish. Employment of any of the employees by Parent will be "at will" and may be terminated by Parent or Sub at any time for any reason (subject to any legally binding agreement other than this Agreement, or any applicable laws or collective bargaining agreement, or any other arrangement or commitment). Except as otherwise provided in Sections 7.13 through 7.17,
                                              -------------         ----
nothing in this Agreement shall be interpreted as limiting the power of the Surviving Corporation to amend or terminate any particular Benefit Plan or any other employee benefit plan, program, agreement or policy or as requiring the Surviving Corporation or Parent to offer to continue (other than as required by its terms) any written employment contract.

          SECTION 7.14  Severance Policy and Other Agreements. (a)  With respect
                        -------------------------------------
to any officer or employee who is covered by a severance policy or plan separate from the standard severance policy for the Company's employees (which separate severance policy or plan is described in item 7.14 of the Company Letter), Parent shall maintain (or shall cause to be maintained) such separate policy or plan as in effect as of the date hereof, and, as to all other officers and employees, Parent shall maintain (or shall cause to be maintained) the Company's standard severance policy as in effect as of the date hereof for a period of at least 12 months from the Effective Time.

          (b) Parent shall honor or cause to be honored all severance agreements and employment agreements with the Company's directors, officers and employees to the extent disclosed in item 7.14 of the Company Letter (it being understood that nothing herein shall be deemed to mean that the Company shall not be required to honor its obligations under any severance agreement or employment agreement to which it is a party).

          SECTION 7.15  1997 Bonus.  Parent will, or will cause the Surviving
                        ----------
Corporation to, maintain the Company's bonus plans (as in effect on or before March 1, 1997) through the end of the 1997 fiscal year, with bonuses to be paid to the employee participating thereunder at the greater of (i) the target level, if applicable, (ii) the prior year's bonus, or (iii) such bonus as the employee would have earned if the transaction contemplated by this Agreement had not occurred, in all events on a basis consistent with past practices.

          SECTION 7.16  Credit for Deductibles.  Parent will, or will cause the
                        ----------------------
Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees of the Company under any welfare plan that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Company's employees immediately prior to the Effective Time, and (ii) provide each employee of the Company with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

          SECTION 7.17  401(k)/Profit Sharing Contributions for 1997.  Parent
                        --------------------------------------------
will, or will cause the Surviving Corporation to, prior to the end of the third month following the end of the current fiscal year, make retirement contributions to the Company's 401(k) plan on behalf of each eligible Company employee who was employed on the last day of the current fiscal year of 4 percent of such employee's 1997 base salary and bonus up to $6,400 for each Employee; provided, however, that for any amounts to which an employee would be
          --------  -------
entitled in excess of $6,400 for those employees whose base salary and bonuses are in excess of $160,000, such excess amounts shall be paid to each such employee on a basis consistent with past practice. Notwithstanding the foregoing, in the case of a Company employee who is terminated prior to December 31, 1997, the retirement contribution described in the previous sentence (including any payment for any contribution in excess of $6,400) shall be made not later than the date of the employee's termination.


                                 ARTICLE VIII

                             CONDITIONS PRECEDENT
                             --------------------

          SECTION 8.1  Conditions to Each Party's Obligation to Effect the
                       ---------------------------------------------------
Merger.  The respective obligations of each party to effect the Merger shall be
------
subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a)  Company Stockholder Approval.  If required by applicable law, the
               ----------------------------
Company Stockholder Approval shall have been obtained; provided, however, that
                                                       --------  -------
Parent and Sub shall vote all of their shares of capital stock of the Company entitled to vote thereon in favor of the Merger.

          (b)  No Injunction or Restraint.  No statute, rule, regulation,
               --------------------------
executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used its
        --------  -------
reasonable best efforts to prevent the entry of any such temporary restraining order, injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

          (c)  Purchase of Shares.  Sub shall have previously accepted for
               ------------------
payment and paid for Shares pursuant to the Offer.

          (d) HSR Act.  Any waiting period (and any extension thereof) under the
              -------
HSR Act applicable to the Merger shall have expired or been terminated.


                                  ARTICLE IX

                           TERMINATION AND AMENDMENT
                           -------------------------

          SECTION 9.1  Termination.  This Agreement may be terminated at any
                       -----------
time prior to the Effective Time, whether before or after the Company Stockholder Approval (if required by applicable law):

          (a)  by mutual written consent of Parent, Sub and the Company;

          (b)  by either Parent or the Company:

               (i) if (x) as a result of the failure of any of the Offer Conditions set forth in Exhibit A, (other than the Minimum Condition)
                                  ---------
          the Offer shall have terminated or expired in accordance with its terms without Sub having accepted for payment any Shares pursuant to the Offer consistent with Sub's obligations under Section 1.1 of this
                                                            -----------
          Agreement or (y) as a result of the failure of the Minimum Condition, the Offer shall have terminated or expired in accordance with its terms without Sub having accepted for payment any Shares pursuant to the Offer consistent with Sub's obligations under Section 1.1 of this
                                                            -----------
          Agreement or (z) Sub shall have, consistent with its obligations hereunder, failed to pay for the Shares prior to November 30, 1997 (the "Outside Date"); provided, however, that the right to terminate
                ------------    --------  -------
          this Agreement pursuant to this Section 9.1(b)(i) shall not be
                                          -----------------
          available to any party whose failure to perform any of its obligations under this Agreement results in the failure of any such Offer Condition; or

               (ii) if any United States or Canadian Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant
          --------  -------
          to this Section 9.1(b)(ii) shall not be available to any party who has
                  ------------------
          not used its reasonable best efforts to cause such order to be lifted;

          (c) by Parent or Sub prior to the purchase of Shares pursuant to the Offer in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in this Agreement which (i) would give rise to the failure of a condition set forth in paragraph (d) or
     (e) of Exhibit A and (ii) in the case of a breach of a covenant, cannot be
            ---------
     or has not been cured within 20 days after the giving of written notice to the Company, or, in the case of a breach of a representation or warranty, cannot be or has not been cured within 90 days after the giving of written notice to the Company;

          (d) by Parent or Sub if either Parent or Sub is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph
     (c) of Exhibit A to this Agreement); provided that the temporary suspension
            ---------                     --------
     of the recommendation of the Company's Board of Directors referred to herein in accordance with Section 6.2(b) shall not give rise to a right of
                               --------------
     termination pursuant to this Section 9.1(d);
                                  --------------

          (e)  by the Company in accordance with Section 6.2(b); provided,
                                                 --------------  --------
     however, that it has complied with all provisions thereof, including the
     -------
     notice provisions therein, and that it complies with the requirements of
     Section 7.3 relating to the payment (including the timing of any payment)
     -----------
     of the Expense Reimbursement and the Termination Fee;

          (f) by the Company, if (i) any of the representations or warranties of Parent or Sub set forth in this Agreement that are qualified as to materiality shall not be true and correct in any respect or any such representations or warranties that are not so qualified shall not be true and correct in any material respect, or (ii) Parent or Sub shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of Parent or Sub to be performed or complied with by it under this Agreement and, in the case of (i), such untruth or incorrectness cannot be or has not been cured within 90 days after the giving of written notice to Parent or Sub, and, in the case of (ii), such failure cannot be or has not been cured within 20 days after the giving of written notice to Parent or Sub; or

          (g) by the Company, if the Offer has not been timely commenced in accordance with Section 1.1;
                     -----------

          SECTION 9.2  Effect of Termination.  In the event of a termination of
                       ---------------------
this Agreement by either the Company or Parent as provided in Section 9.1, this
                                                              -----------
Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective officers or directors, except with respect to Section 7.3, this Section 9.2 and
                                              -----------       -----------
Article X and the last sentences of each of Section 1.1(a), Section 1.2(c) and
---------                                   --------------  --------------
Section 7.2; provided, however, that nothing herein shall relieve any party for
-----------  --------  -------
liability for any breach hereof.

          SECTION 9.3  Amendment.  Subject to Section 7.10, this Agreement may
                       ---------              ------------
be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors at any time before or after obtaining the Company Stockholder Approval (if required by law), but after the Company Stockholder Approval no amendment shall be made which by law requires further approval by the stockholders of the Company without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          SECTION 9.4  Extension; Waiver.  At any time prior to the Effective
                       -----------------
Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) subject to the provisions of Section 7.10, extend the time for the performance of any of the
              ------------
obligations or other acts of the other parties hereto, (ii) subject to the provisions of Section 7.10, waive any inaccuracies in the representations and
              ------------
warranties contained herein or in any document delivered pursuant hereto or
(iii) subject to the provisions of Section 7.10, waive compliance with any of
                                   ------------
the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE X

                              GENERAL PROVISIONS
                              ------------------

          SECTION 10.1  Non-Survival of Representations and Warranties and
                        --------------------------------------------------
Agreements.  None of the representations and warranties in this Agreement or in
----------
any instrument delivered pursuant to this Agreement shall survive the Effective Time except that the agreements set forth in Article III, Sections 7.8, 7.13,
                                             -----------  ------------  ----
7.14, 7.15, 7.16 and 7.17 and Article X shall survive the Effective Time.
----  ----  ----     ----     ---------

          SECTION 10.2  Notices.  All notices and other communications hereunder
                        -------
shall be in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier or when telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to Parent or Sub, to:

                    Owens Corning
                    One Owens Corning Parkway
                    Toledo, Ohio 43659
                    Attn:  Christian L. Campbell

               with a copy to:

                    Sidley & Austin
                    One First National Plaza
                    Chicago, Illinois  60603
                    Attn:  Larry A. Barden
                           Paul L. Choi

          (b)  if to the Company, to:

                    Fibreboard Corporation
                    2200 Ross Avenue, Suite 3600
                    Dallas, Texas 75201
                    Attn:  Michael R. Douglas

               with a copy to:

                    Simpson Thacher & Bartlett
                    425 Lexington Avenue
                    New York, New York 10017
                    Attn: Robert E. Spatt

          SECTION 10.3  Interpretation.  When a reference is made in this
                        --------------
Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." As used in this Agreement, the term "subsidiary" or "Subsidiary" of any person means another person, an amount of
 ----------      ----------
the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person. As used in this Agreement, the term "Significant Subsidiary" of any
                                              ----------------------
person means a Subsidiary of such person that would constitute a "significant subsidiary" of such person within the meaning of Rule 1.02(v) of Regulation S-X as promulgated by the SEC. As used in this Agreement, "Material Adverse Change"
                                                        -----------------------
or "Material Adverse Effect" means, when used in connection with the Company or
    -----------------------
Parent, as the case may be, any change or effect that is materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole or Parent and its Subsidiaries taken as a whole, as the case may be. As used in this Agreement, "consummation of the
                                                        -------------------
Offer" means the purchase of Shares pursuant to the Offer. Whenever the word
-----
"knowledge" is used in this Agreement, it shall mean the actual knowledge of the officers of the Company and the individuals identified in item 10.3 of the Company Letter, in the case of the Company, or the officers of Parent, in the case of Parent.

          SECTION 10.4  Counterparts.  This Agreement may be executed in
                        ------------
counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          SECTION 10.5  Entire Agreement; No Third-Party Beneficiaries.  Except
                        -----------------------------------------------
for the Confidentiality Letter referred to in the last sentence of Section 7.2,
                                                                   -----------
this Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, that it is expressly
                                      --------  -------
agreed that the transactions contemplated by this Agreement do not violate
Section 6 of the Confidentiality Letter. This Agreement, except for the provisions of Section 7.8, is not intended to confer upon any person other than
              -----------
the parties hereto any rights or remedies hereunder.

          SECTION 10.6  Governing Law.  This Agreement shall be governed by, and
                        -------------
construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          SECTION 10.7  Assignment.  Neither this Agreement nor any of the
                        ----------
rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

          SECTION 10.8  Severability.  If any term or other provision of this
                        ------------
Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

          SECTION 10.9  Enforcement of This Agreement.  The parties hereto agree
                        -----------------------------
that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which any party is entitled at law or in equity.

          SECTION 10.10  Obligations of Subsidiaries.  Whenever this Agreement
                         ---------------------------
requires any Subsidiary of Parent (including Sub) or of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of Parent or the Company, as the case may be, to cause such Subsidiary to take such action.

          SECTION 10.11  Asbestos Agreements.  Nothing herein contained shall
                         -------------------
require, or be construed to require, the Company to take or omit any action, which action or omission would constitute a breach of, or a default under, any of the Asbestos Agreements, and any action or omission required to avoid a breach of, or default under, any of the Asbestos Agreements shall not be deemed a willful or intentional breach hereof. Both parties recognize the Company's obligations on the Interim Committee pursuant to Article 7 of the Global Settlement Agreement and subsequent court orders to resolve Interim Claims and to resolve Unsettled Present Claims and Presently Settled Claims (as defined in the Asbestos Agreements) in accordance with applicable law.

          IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.


                    OWENS CORNING



                    By:  /s/ Glen H. Hiner
                         --------------------------------
                         Name:  Glen H. Hiner
                         Title: Chairman & CEO



                    SIERRA CORP.



                    By:  /s/ Christian L. Campbell
                         --------------------------------
                         Name:  Christian L. Campbell
                         Title: Senior Vice President, General
                                Counsel & Secretary



                    FIBREBOARD CORPORATION



                    By:  /s/ John D. Roach
                         ---------------------------------
                         Name:  John D. Roach
                         Title: Chairman, President & CEO

                                                                       EXHIBIT A
                                                                       ---------

                            CONDITIONS OF THE OFFER
                            -----------------------


          Notwithstanding any other term of the Offer, but subject, in all cases, to Parent's and Sub's obligations set forth under the Merger Agreement, including, without limitation, under Section 1.1 and Section 7.11, Sub shall not
                                     -----------     ------------
be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares that would constitute a majority of the voting power of the shares of Common Stock (assuming the exercise of all options to purchase, and the conversion or exchange of all securities convertible or exchangeable into, shares of Common Stock outstanding at the expiration date of the Offer) (the "Minimum Condition") and (ii) any
                                           -----------------
waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated prior to the expiration of the Offer. Furthermore, notwithstanding any other term of the Offer, but subject, in all cases, to Parent's and Sub's obligations set forth in the Merger Agreement under Section 1.1 and, as to paragraphs (a) and (b) below, Section
                -----------                                          -------
7.11, Sub shall not be required to accept for payment or, subject as aforesaid,
----
to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer at any time if, at any time on or after the date of this Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists (other than as a result of any action or inaction of Parent or any of its Subsidiaries that constitutes a breach of this Agreement):

          (a) there shall be instituted or pending by any governmental agency or similar authority in any United States federal or state court or administrative agency or in any Canadian federal or provincial court or administrative agency any suit, action, proceeding, application or counterclaim which would reasonably be expected to (i) restrain or prohibit the acquisition by Parent or Sub of any Shares under the Offer, the consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement, or require the Company, Parent or Sub to pay any damages that are material in relation to the Company and its Subsidiaries taken as a whole, (ii) prohibit or limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any material business or assets of the Company and its Subsidiaries, or Parent and its Subsidiaries, or to compel the Company or Parent to dispose of or hold separate any material business or assets of the Company and its Subsidiaries or Parent and its Subsidiaries, as a result of the Offer, the Merger or any of the other transactions contemplated by this Agreement, (iii) impose material limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer, including, without limitation, the right to vote such Shares on all matters properly presented to the stockholders of the Company, (iv) prohibit Parent or any of its Subsidiaries from effectively controlling any business or operations of the Company or its Subsidiaries or (v) which otherwise is reasonably likely to have a material adverse effect on the business, properties, assets, financial condition or results of operations of the Company and its Subsidiaries taken as a whole;

          (b) there shall be enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger by any United States federal or state governmental agency, court or similar authority, any statute, rule, regulation, judgment, order or injunction, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

          (c) the Board of Directors of the Company or any committee thereof shall have and be continuing to have suspended, withdrawn or modified in a manner adverse to Parent or Sub its approval or recommendation of the Offer, the Merger or this Agreement, or approved or recommended any Takeover Proposal, or shall have resolved to take any of the foregoing actions;

          (d) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall not be true and correct in any respect or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case, at the date of this Agreement and as if such representations and warranties were made as of such time of determination (except that representations and warranties that speak as of a specified date shall only be true and correct to such extent as of such date);

          (e) the Company shall have and be continuing to have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of the Company to be performed or complied with by it under this Agreement;

          (f) there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on a national securities exchange in the United States (excluding any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index or similar "circuit breaker" process), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any material limitation (whether or not mandatory) by any Governmental Entity on, or other similar event that materially adversely affects, the extension of credit in the United States by banks or other lending institutions, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States which materially adversely affects the extension of credit, or (v) from the date of this Agreement through the date of termination or expiration, a decline of at least 25% in either the Dow Jones Industrial Average or the Standard & Poor's 500 Index;

          (g) there shall have occurred and be continuing any Material Adverse Change with respect to the Company (other than changes in general economic conditions or in economic conditions generally affecting the industry in which the Company operates); or

          (h) this Agreement shall have been terminated in accordance with its terms;

which, in the judgment of Sub with respect to each and every matter referred to above and regardless of the circumstances (including any action or inaction by Sub or any of its affiliates not inconsistent with the terms hereof) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment of or payment for Shares or to proceed with the Merger.

          The foregoing conditions are for the sole benefit of Parent and Sub and may, subject to the terms of this Agreement, be waived by Parent and Sub in whole or in part at any time and from time to time in their sole discretion.
The failure by Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.